Exhibit 10.1

Execution Copy
CONFIDENTIAL

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

STRATEGIC PARTNERSHIP AND LICENSE AGREEMENT

This STRATEGIC PARTNERSHIP AND LICENSE AGREEMENT (this “Agreement”) is made as of August 13, 2021 (the “Effective Date”), by and between NOVAROCK BIOTHERAPEUTICS LTD., a Delaware corporation (“NovaRock”), having a place of business at 801 Charles Ewing Blvd, Ewing, NJ 08628, USA, and FLAME BIOSCIENCES, INC., a Delaware corporation (“Flame”), having a place of business at 280 Union Square Drive, New Hope, PA 18938. NovaRock and Flame are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, NovaRock is a biopharmaceutical company that owns or controls certain intellectual property rights and Know-How related to the generation and development of Antibodies, including NBL-015 the fully human anti-Claudin18.2 monoclonal Antibody optimized through protein engineering to achieve enhanced ADCC, CDC and ADCP effects known as NBL-015;

WHEREAS NovaRock and Flame desire to enter into a collaboration under which NovaRock shall perform activities to execute two Research Programs in the Field to (a) Develop the Bispecific anti-CLDN18.2/CD137Antibody known as NBL-016; and (b) discover and Develop an Additional Bispecific Antibody Directed To a Selected Target; and

WHEREAS, NovaRock is willing to grant to Flame, and Flame desires to obtain, certain exclusive rights and licenses with respect to such intellectual property rights to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory, in each case, subject to the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below:

1.1. “AAA” has the meaning set forth in Section 11.3.1.

1.2. “Additional Bispecific Antibody” means a CD137 Bispecific Antibody made using the NovaRock CD137 Platform.

1.3. “Additional Product” means any product comprising or containing an Additional Bispecific Antibody, whether as the sole therapeutically active ingredient or co-formulated or co-administration with other pharmaceutical products or active ingredients, in any dosage form, formulation, presentation, line extension or package configuration.

1.4. “Affiliate” means with respect to either Party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such Party, for so long as such control exists. For purposes of this definition only, “control’ means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited) or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

1.5. “Agreement” has the meaning set forth in the Preamble.

1.6. “Annual Net Sales” means, with respect to a given Licensed Product in the Territory, the Net Sales generated over any given Calendar Year, or the period comprised between the First Commercial Sale of such Licensed Product and December 31 of the Calendar Year of the First Commercial Sale.

1.7. “Antibody” means any and all antibodies, in each case, whether multiple or single chain, recombinant or naturally occurring or a combination of the foregoing in any species, whole or antigen-binding fragment, including any monospecific or any bispecific, and any, fusions or other modifications thereto.

1.8. “Applicable Law” means any national, supra-national, federal, state or local laws, rules and regulations, including any rules, regulations, guidance or other requirements of the Regulatory Authorities that may be in effect from time to time, including GLPs, GCPs and GMPs, in each case, as applicable to the subject matter and the parties at issue.

1.9. “Arbitration Request” has the meaning set forth in Section 11.3.2.

1.10. “Biosimilar Product” means, with respect to a given Licensed Product in a given country in the Territory, any monoclonal Antibody product sold by a Third Party not authorized by or on behalf of Flame, its Affiliates or Sublicensees, on the basis of a prior Regulatory Approval granted to such Licensed Product, (a) is approved by the FDA as a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) (or other Applicable Law), (b) is approved by the EMA as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC (or other Applicable Law), or (c) has received analogous abbreviated Regulatory Approval from the applicable Regulatory Authority in another foreign jurisdiction.

1.11. “Bispecific Antibody” means any Antibody that contains independent binding sites Directed To two (2) Targets or two (2) epitopes on one (1) Target.

1.12. “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, including a marketing approval application, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Marketing Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

1.13. “Breaching Party” has the meaning set forth in Section 10.2.

1.14. “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are required by Applicable Law to remain closed.

1.15. “Calendar Quarter” shall mean (a) for the first Calendar Quarter of the Term, the period beginning on the Effective Date and ending on the first of the following dates thereafter: March 31, June 30, September 30, or December 31; (b) for each Calendar Quarter of the Term thereafter, each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; and (c) for the last Calendar Quarter of the Term, the period beginning on January 1, April 1, July 1 or October 1 of the Calendar Quarter in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.16. “Calendar Year” shall mean: (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2021; (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31; and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.17. “CD137” means the co-stimulatory immune checkpoint member of the tumor necrosis factor receptor family, alternatively known as CD137 and 4-1BB.

1.18. “CD137 Bispecific Antibody” means an Antibody characterized by a binding specificity for CD137 and an independent binding specificity Directed To an epitope of a Selected Target.

1.19. “Change of Control” means a transaction or series of transactions occurring after the Effective Date in which a Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business to which this Agreement relates; or (b)(i) merges or consolidates with any other Person (other than a wholly-owned subsidiary of such Party) or (ii) effects any other transaction or series of transactions; in each case ((i) or (ii)), such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving Person following the closing of such merger, consolidation, other transaction or series of transactions.

1.20. “Claim” has the meaning set forth in Section 9.1.

1.21. “Claudin 18.2” or “CLDN18.2” means isoform 2 of human Claudin 18 protein.

1.22. “Claudin Product” has the meaning set forth in Section 5.3.

1.23. “Clinical Supply Agreement” has the meaning set forth in Section 4.4.

1.24. “Clinical Trial” means any human clinical study of a Licensed Product, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.

1.25. “Combination” has the meaning set forth in Section 1.78.

1.26. “Commercialization” means any and all pre-launch, launch and post-launch activities related to the marketing, promoting, distributing (to Third Parties), offering for sale and selling of a product, which may include Clinical Trials that are not mandated by a Regulatory Authority to support an application to obtain or maintain Regulatory Approvals for such product, and prelaunch and market preparation activities (if any) after Regulatory Approval of a product and prior to commencement of sales of a product. For clarity, Commercialization does not include Development or Manufacturing of a product. When used as a verb, “Commercialize” means to engage in Commercialization.

1.27. “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices [***].

1.28. “Competing Product” has the meaning set forth in Section 3.10.

1.29. “Confidential Information” means all confidential or proprietary processes, formulae, assays, diagnostics, biomarkers, genetic sequences, algorithms, data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, standard operating practices, business information, business practices, plans, strategies, or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party (other than as a result of disclosure to such Party by the other Party), or to which rights have been assigned to, or otherwise acquired by, a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party, in each case, that are disclosed by such Party to the other Party (whether directly or indirectly, intentionally or unintentionally) in connection with the activities hereunder, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic, or electronic form.

1.30. “Controlled” or “Controls” means, when used in reference to an item or intellectual property rights, the legal authority or right of a Party (or any of its Affiliates) (whether by ownership or license, other than pursuant to this Agreement) to grant, in accordance with this Agreement, the right to use such item or a license or sublicense of such intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information or Know-How of a Third Party, as of the time such grant or disclosure is made pursuant to this Agreement.

1.31. “Cover” means (a) with respect to a granted patent, a claim thereof would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter, or (b) with respect to a patent application that has not been granted, a claim thereof, that if granted, would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter.

1.32. “Cure Period” has the meaning set forth in Section 10.2.

1.33. “Designation Notice” has the meaning set forth in Section 3.2.2.

1.34. “Development” means all research and pre-clinical and clinical drug development activities, including toxicology, pharmacology, and other pre-clinical efforts, statistical analysis, formulation development, delivery system development, process development, manufacturing scale-up, qualification and validation, the performance of Clinical Trials, including the Manufacturing, as applicable, of a product for use in research and Clinical Trials, or other activities reasonably necessary in order to obtain and maintain Regulatory Approval of a product in the applicable jurisdiction, including the preparation and submission of Regulatory Filings and any regulatory affairs with respect to the foregoing. “Development” shall also include Manufacture of a Licensed Product for Clinical Trial use. When used as a verb, “Develop” means to engage in Development.

1.35. “Development Expenses” has the meaning set forth in Section 3.6.

1.36. “Directed To” means, with regard to an Antibody or product, that such Antibody or product (a) binds directly to an epitope of an identifiable Target, and (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such direct binding.

1.37. “Disclosing Party” has the meaning set forth in Section 8.1.

1.38. “Dispute” has the meaning set forth in Section 11.1.

1.39. “Divestiture” means (a) the divestiture of a Competing Product through (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party or (ii) an exclusive out-license or sale of all development and commercialization rights with respect to such Competing Product, with no further material role, influence or authority of the applicable Party or its Affiliates, directly or indirectly, with respect to such Competing Product, (b) the complete cessation of all development and commercialization activities with respect to such Competing Product, or (c) the termination of all collaborative activities with Third Parties with respect to such Competing Product; in each case ((b) and (c)) during the applicable Research Term(s). For clarity, the right of the applicable Party or its Affiliates to receive royalties, milestones or other payments in connection with an acquirer, assignee or licensee’s development or commercialization of a Competing Product pursuant to sub-section (a) above, shall be permitted for any such Divestiture. When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

1.40. “Dollars” or “$” means United States Dollars.

1.41. “Effective Date” has the meaning set forth in the Preamble.

1.42. “EMA” means the European Medicines Agency of the European Union, or the successor thereto.

1.43. “EU” means all countries that are officially recognized as member states of the European Union at any particular time, including the United Kingdom regardless of whether actually within the European Union.

1.44. “Excluded Target” means Claudin 6 and Tumor Necrosis Factor Receptor 2 (TNFR2).

1.45. “Existing Patents” means those Patents that Cover NBL-015, which Patents are Controlled by NovaRock or any of its Affiliates as of the Effective Date. The Existing Patents are set forth on Schedule 1.84 and designated as Existing Patents.

1.46. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.47. “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.48. “Field” means any therapeutic, prophylactic or diagnostic uses in any and all indications in humans.

1.49. “First Commercial Sale” shall mean, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Marketing Approval for such Product has been obtained in such country.

1.50. “Flame” has the meaning set forth in the Preamble.

1.51. “Flame Indemnitee” has the meaning set forth in Section 91

1.52. “Force Majeure” means any conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.53. “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied. 1.54. “Gatekeeper” has the meaning set forth in Section 3.2.2.

1.55. “GCP” shall mean the applicable then-current good clinical practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Parts 312, 50, 54, and 56 (or such other comparable regulatory standards in other countries, as they may be updated from time to time).

1.56. “GLP” shall mean the applicable then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in other countries, as they may be updated from time to time).

1.57. “GMP” shall mean all applicable standards relating to Manufacturing practices for fine chemicals, intermediates, bulk products or finished biological or pharmaceutical products, including: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended from time to time (or such other comparable regulatory requirements in other countries, as they may be updated from time to time); and (b) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the Manufacture of a product.

1.58. “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).

1.59. “IND” means any Investigational New Drug application, (including any amendments thereto) filed with the FDA (as described at 21 C.F.R. Part 312) before the commencement of Clinical Trials of an investigational drug, or any comparable filings with any Regulatory Authority in any other jurisdiction.

1.60. “Indemnifying Party” has the meaning set forth in Section 9.3.1.

1.61. “Indemnitee” has the meaning set forth in Section 9.3.1.

1.62. “Indirect Taxes” has the meaning set forth in Section 5.9.2.

1.63. “Initiation” means, with respect to a given Clinical Trial, the first dosing of a human patient with Licensed Product in such Clinical Trial.

1.64. “IP Disputes” has the meaning set forth in Section 11.2.
1.65. “Joint Patents” has the meaning set forth in Section 6.1.2.
1.66. “JRC” has the meaning set forth in Section 3.5.1.

1.67. “Know-How” means all technical infoiivation and know-how, including biological, chemical, pharmacological, toxicological, clinical, assay, diagnostics, biomarkers, genetic sequences, and related know-how, inventions, discoveries, materials and trade secrets, and manufacturing data, preclinical and clinical data, the specifications of ingredients, the manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures, and related know-how, materials and trade secrets (whether or not protectable under patent, copyright, trade secrecy or other laws).

1.68. “Licensed Antibody” means (a) NBL-015; (b) NBL-016 and derivatives thereof Developed pursuant to Research Program 1; and (c) following Flame’s election under Section 3.9, any Additional Bispecific Antibody.

1.69. “Licensed Product” means any product comprising or containing a Licensed Antibody, whether as the sole therapeutically active ingredient or co-formulated or co-administration with other pharmaceutical products or active ingredients, in any dosage form, formulation, presentation, line extension or package configuration. For clarity, Licensed Products shall include Additional Products.

1.70. “Licensed Product Infringement” has the meaning set forth in Section 6.3.1.

1.71. “Licensed Product Patents” means NovaRock Patents that solely Cover or claim a Licensed Antibody or Licensed Product. For clarity, a Licensed Product Patent includes a divisional or continuation patent application that claims priority to a NovaRock Patent that Covers or claims Antibodies that are not licensed to Flame.

1.72. “Losses” has the meaning set forth in Section 9.1.

1.73. “Manufacture” or “Manufacturing” means all activities and processes related to the manufacturing of a Licensed Product, [***].

1.74. “Marketing Approval” shall mean such approvals, licenses, registrations or authorizations of the Regulatory Authorities in a country, that are necessary to Commercialize a product in such country, including any BLAs. Marketing Approval shall not be deemed to include Pricing and Reimbursement Approval.

1.75. “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them, as the case may be).

1.76. “NBL-015” means the fully human anti-Claudin 18.2 monoclonal Antibody optimized through protein engineering to achieve enhanced ADCC, CDC and ADCP as described in IND #155900, known as NBL-015, that NovaRock is Developing as of the Effective Date.

1.77. “NBL-016” means the Bispecific Antibody Directed To CLDN18.2 and CD137 discovered and being Developed by NovaRock as of the Effective Date, as further described on Schedule 1.77.

1.78. “Net Sales” means, with respect to a Licensed Product, [***]:

1.78.1. [***];

1.78.2. [***];

1.78.3. [***];

1.78.4. [***]; and

1.78.5. [***].

Such amounts shall be determined from the books and records of Flame, its Affiliates, and Sublicensees, as applicable, [***].

Net Sales shall not include [***].

In the event a Licensed Product is sold in combination with one or more other active ingredients or products which are not Licensed Products under this Agreement (as used in this definition of Net Sales, a “Combination”), then for each Calendar Quarter payment period and on a country-by-country basis for the remainder of this paragraph, the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately. In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for such Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination. In the event that a particular Combination is not addressed by the foregoing, Net Sales for royalty determination shall be determined by Flame in good faith.

1.79. “Non-Breaching Party” has the meaning set forth in Section 10.2.

1.80. “NovaRock” has the meaning set forth in the Preamble.

1.81. “NovaRock Indemnitee” has the meaning set forth in Section 9.2.

1.82. “NovaRock Know-How” means any Know-How that is owned or Controlled by NovaRock or any of its Affiliates as of the Effective Date or thereafter during the Term and that is necessary or reasonably useful for, or directly related to, the Development, Manufacture, Commercialization, use, sale, offering for sale or importation of the Licensed Antibody or Licensed Products, including any such Know-How related to the NovaRock Platform, as well as tangible materials that are provided by NovaRock to Flame for use in the conduct of Development. “NovaRock Know-How” shall include, but is not limited to, the sequences and characteristics of the Licensed Antibodies.

1.83. “NovaRock Licensed Technology” means the NovaRock Patents and the NovaRock Know-How.

1.84. “NovaRock Patents” means those Patents that Cover the Licensed Antibody or a Licensed Product or Development, Manufacture or Commercialization of a Licensed Product, which Patents are Controlled by NovaRock or any of its Affiliates as of the Effective Date or thereafter during the Term, including without limitation the Existing Patents and NovaRock’s rights in and to any Joint Patents. The NovaRock Patents as of the Effective Date include those set forth on Schedule 1.84. NovaRock may update Schedule 1.84 from time to time to remove reference to expired Patents and to include reference to additional Patents.

1.85. “NovaRock CD137 Platform” means NovaRock’s proprietary platform for generating Bispecific Antibodies that are Directed To CD137 and another Target, as further described on Schedule 1.85.

1.86. “Party(ies)” has the meaning set forth in the Preamble.

1.87. “Patents” means (a) patents and patent applications (provisional and non-provisional) anywhere in the world, (b) all divisionals, continuations, continuations-in-part thereof, or any other patent application claiming priority, or entitled to claim priority to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or are entitled to claim priority, (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, substitutions, re-examinations, patents of addition, renewals, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing anywhere in the world, and (d) all foreign counterparts or equivalents of any of the foregoing.

1.88. “Payments” has the meaning set forth in Section 5.9.1.

1.89. “Payee Party” has the meaning set forth in Section 5.9.1.

1.90. “Payor Party” has the meaning set forth in Section 5.9.1.

1.91. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.92. “Phase I Clinical Trial” means for the purpose of obtaining Regulatory Approval a study in humans, sponsored by Flame or an Affiliate or Sublicensee the purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients, as described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the U.S.

1.93. “Phase II Clinical Trial” means for the purpose of obtaining Regulatory Approval a study in humans, sponsored by Flame or an Affiliate or Sublicensee the purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients, as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S.

1.94. “Phase III Clinical Trial” means a controlled study in humans, sponsored by Company or an Affiliate or a Sublicensee, of the efficacy and safety of a Licensed Product that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market such Licensed Product, as described in 21 C.F.R. §312.21(c) , or similar clinical study in a country other than the U.S.

1.95. “Pricing and Reimbursement Approval” shall mean, with respect to any country or jurisdiction in the Territory in which Governmental Authorities determine the pricing at which a Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable Governmental Authorities establishing the pricing and reimbursement status for such Licensed Product.

1.96. “Prior CDA” has the meaning set forth in Section 12.15.

1.97. “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, oppositions, post-grant proceedings and similar proceedings), and maintenance of Patents, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” means to engage in Prosecution.

1.98. “Quality Agreement” has the meaning set forth in Section 4.4.
1.99. “Receiving Party” has the meaning set forth in Section 8.1.

1.100. “Regulatory Approvals” means, with respect to a product and in a given regulatory jurisdiction, any and all approvals, clearances, exemptions, product or establishment licenses, registrations or authorizations of the applicable Regulatory Authority, necessary for the Development, Manufacture, Commercialization or other exploitation of such product in such regulatory jurisdiction, including any INDs, and Marketing Approvals and Pricing and Reimbursement Approvals.

1.101. “Regulatory Authority” means any national or supranational Governmental Authority, including the FDA in the U.S., the EMA in the EU and the MHLW in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of, and the granting of Regulatory Approval for, a product, as applicable, in such country or region.

1.102. “Regulatory Filings” means any and all regulatory applications, filings, approvals, licenses, registrations, submissions, authorizations and associated correspondence made to or received from a Regulatory Authority in a jurisdiction, required to seek or support Regulatory Approvals in such jurisdiction, including, as applicable, any submission of IND documents, BLAs and other applications for Marketing Approvals.

1.103. “Rejected Antibody” has the meaning set forth in Section 3.2.3.

1.104. “Rejected Antibody Product” has the meaning set forth in Section 3.2.3.

1.105. “Rejected Target” has the meaning set forth in Section 3.2.3.

1.106. “Replacement Notice” has the meaning set forth in Section 3.2.3.

1.107. “Required Third Party License” has the meaning set forth in Section 5.5.3.

1.108. “Research Activities” has the meaning set forth in Section 3.4.

1.109. “Research Program” means Research Program 1 or Research Program 2.

1.110. “Research Program 1” means the activities to be performed by NovaRock to further characterize and Develop NBL-016 necessary to enable 1ND filing in the Field in the Territory for a Licensed Product comprising or containing NBL-016.

1.111. “Research Program 2” means the activities to be performed by NovaRock to identify, characterize and Develop an Additional Bispecific Antibody necessary to enable IND filing in the Field in the Territory for an Additional Product.

1.112. “Research Term” means, a Research Program-by-Research Program basis, the period beginning on the Effective Date and ending on the earlier to occur of (a) the date on which the first ND application for a Licensed Product under such Research Program is filed; or (b) the third (31d) anniversary of the Effective Date (or such later date as the Parties may mutually agree).

1.113. “Royalty Term” means, with respect to a given Licensed Product in a given country in the Territory, [***].

1.114. “Segregate” means, with respect to a Competing Product, to use reasonable efforts to segregate the research, development, manufacturing and commercialization activities relating to such Competing Product, from research, development and commercialization activities with respect to the applicable Licensed Product or Additional Product under this Agreement, including ensuring that: (a) no personnel involved in performing the research, development or commercialization, as applicable, of such Competing Product, have access to non-public plans or non-public information relating to the research, development or commercialization of such Licensed Product or Additional Product; and (b) no personnel involved in performing the research, development or commercialization of the Licensed Product or Additional Product, as applicable have access to non-public plans or information relating to the research, development or commercialization of such Competing Product; provided, that, in either case of (a) or (b), senior management personnel may review and evaluate plans and information regarding the research, development and commercialization of such Competing Products, solely in connection with portfolio decision-making among product opportunities.

1.115. “Selection Notice” has the meaning set forth in Section 3.2.2.

1.116. “Selected Target” means, with respect to Research Program 2, one (1) Target, which is (a) selected by Flame, or (b) a replacement selected by Flame for such initial Selected Target, in each case ((a) or (b)), which Target is selected in accordance with Section 3.2, subject to gatekeeping process as provided therein.

1.117. “Selection Term” has the meaning set forth in Section 3.2.1.

1.118. “Sublicensee” shall mean any Third Party that has been granted a sublicense under the NovaRock Licensed Technology to Develop, sell, market, distribute, promote or otherwise Commercialize a Licensed Product in the Territory pursuant to Section 2.2.

1.119. “Target” means a distinctive biological or biologically derived target (e.g., a protein, carbohydrate, or polynucleotide (or portion thereof)) that is pharmaceutically relevant as a candidate or validated antigen.

1.120. “Term” has the meaning set forth in Section 10.1.

1.121. “Territory” means [***].

1.122. “Third Party” means any Person other than the Parties or their respective Affiliates.

1.123. [***].

1.124. “Unavailability Notice” has the meaning set forth in Section 3.2.2.

1.125. “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.126. “Valid Claim” means a claim Covering the composition of matter, formulation, purification, Manufacture or therapeutic use of a Licensed Product alone or in combination with another therapeutically active ingredient of any (a) issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a pending patent application that is being prosecuted in good faith and that has not been (i) cancelled, withdrawn or abandoned or finally rejected by Governmental Authority action from which no appeal can be taken, or (ii) pending for more than [***] (after which pending claim will be considered expired for purposes of this Agreement) since such claim was first presented or is the result of amending another claim pending for more than [***] from the date to which such claim first claims priority, provided, that if any such pending claim with a pendency period of [***] or longer subsequently issues, it will be deemed a Valid Claim upon issuance.

ARTICLE 2.

LICENSES; PROPRIETARY RIGHTS

2.1. Grant of Licenses. Subject to the terms and conditions of this Agreement, NovaRock hereby grants to Flame, and Flame hereby accepts, an exclusive, non-transferrable (except as set forth in Section 12.8), royalty-bearing license (or sublicense, as the case may be), with the right to grant sublicenses through multiple tiers in accordance with Section 2.2, under the NovaRock Licensed Technology solely to Develop, Manufacture, Commercialize, use, have used, import, export, offer for sale and sell Licensed Products in the Field in the Territory.

2.2. Sublicense Rights. The right of Flame to grant sublicenses under Section 2.1 is subject to the requirement that each such sublicense shall be in writing, shall be consistent with the terms of this Agreement and shall include provisions (a) acknowledging that such sublicense is subject to terms corresponding to the applicable terms of this Agreement, and (b) requiring each Sublicensee to make reports and keep and maintain records of sales to the extent required under this Agreement, including in accordance with Section 4.6 and Section 5.10. Flame shall at all times remain responsible for the performance of any of its Sublicensees hereunder. In the event that Flame (including any of its Affiliates or Sublicensees) grants a sublicense to a Third Party Sublicensee, [***]; provided that such redactions shall not prevent NovaRock from determining the amounts due pursuant to this Agreement in respect of such sublicense. The right of Flame to grant sublicenses under Section 2.1 to Affiliates is subject to the requirement that each such sublicense shall require such Affiliate to make reports and keep and maintain records of sales to at least the same extent as required under this Agreement.

2.3. Product Marking. Flame shall mark or have marked all containers or packages of Licensed Products that are the subject of the licenses granted under this Section 2.1 in accordance with all Applicable Law to the extent practicable, including the patent marking laws, of the jurisdiction in which such Licensed Products are Manufactured or Commercialized.

2.4. Delivery of NovaRock Licensed Technology. [***], NovaRock shall furnish to Flame a data and information package for the Licensed Antibody, including all NovaRock Licensed Technology existing as of the Effective Date, including, but not limited to, the NovaRock Licensed Technology as listed in Schedule 2.4. Without limiting the foregoing, NovaRock shall provide Flame [***]. Thereafter, [***], NovaRock shall provide Flame with any additional data, information, technology and intellectual property that are included in the NovaRock Licensed Technology on an ongoing basis as such data, information, technology and intellectual property are generated, acquired or Developed by or on behalf of NovaRock. Upon Flame’s request, NovaRock agrees to provide reasonable support and assistance with respect to implementing or understanding any materials within the Licensed Know-How.

2.5. No Other Rights; Retained Rights. Except for the rights and licenses expressly granted in Section 2.1, NovaRock retains all rights under its Know-How, Patents and other intellectual property rights, and no additional rights, title or interest in and to any Know-How, Patents or other intellectual property rights of NovaRock shall be deemed granted to Flame by implication, estoppel or otherwise. Without limiting the foregoing, notwithstanding the exclusive license granted to Flame pursuant to Section 2.1, NovaRock retains the right to practice the NovaRock Licensed Technology [***]; and (c) to fulfill its obligations under this Agreement.

2.6. Field and Territory Restrictions.

2.6.1. During the Term, [***].

2.6.2. During the Term, (a) other than to conduct Research Activities required by this Agreement, NovaRock shall not [***].

ARTICLE 3.

RESEARCH COLLABORATION

3.1. General. NovaRock shall conduct the Research Programs in accordance with the applicable Research Plans that are approved by the JRC in accordance with Section 3.3. The Parties acknowledge that Research Program 2 could result in the identification of multiple Additional Bispecific Antibodies. In no event shall [***].

3.2. Research Program 2 Target Selection and Replacement.

3.2.1. Selection. For the period beginning on the Effective Date and ending on the first (1’) anniversary of the Effective Date (“Selection Term”), Flame shall have the right to select one (1) Target To which the Additional Bispecific Antibody for Research Program 2 would be Directed, subject to gatekeeping process in accordance with Section 3.2.2.

3.2.2. Gatekeeping. [***]. NovaRock will notify Flame of the Gatekeeper and its contact information promptly following the Effective Date; provided that NovaRock may designate a replacement Gatekeeper, or update its contact information, at any time during the Selection Term by delivery of written notice to Flame. Flame may designate any Target (other than the Excluded Targets) as the Selected Target during the Selection Term (or, during the Research Term for Research Program 2, as a replacement Selected Target pursuant to Section 3.2.3) by providing the Gatekeeper with written notice of such Target (each, a “Selection Notice”); provided that NovaRock is not, as of the date that the applicable the Gatekeeper receives Flame’s Designation Notice for such Target:

(i)contractually obligated to grant, in each case pursuant to a written agreement with such Third Party, to a Third Party rights with respect to products comprising or containing a Bispecific Antibody Directed To CD137 and such Target; or

(ii)actively and in good faith engaged in negotiations with a Third Party regarding the development or commercialization of products incorporating Bispecific Antibodies Directed To CD137 and such Target (as evidenced by an executed term sheet, letter of intent or similar document setting forth the material terms of such negotiations, which term sheet, letter or document shall be provided to external legal counsel designated by Flame for review; provided that such external counsel shall be subject to customary confidentiality obligations and shall not disclose the terms of any such term sheet, letter or document to Flame, any of its Affiliates, except solely to verify the existence of such negotiations).

If (i) or (ii) above is true with respect to a Target that is the subject of a Selection Notice from Flame, the Gatekeeper will provide Flame with written notice that such Target is unavailable [***] after receipt of such Selection Notice (an “Unavailability Notice”). If the Gatekeeper does not provide an Unavailability Notice within [***], such designated Target shall be deemed to be available and shall automatically become the Selected Target. If the Gatekeeper provides an Unavailability Notice within such [***] with respect to a designated Target, Flame may select a different Target as the Selected Target, subject to the process set forth in this Section 3.2.2.

3.2.3. Replacement Selected Target. During the Research Term for Research Program 2, [***], Flame shall have the right to swap a Selected Target for a replacement Target, which right shall be exercisable two (2) times by submitting written notice nominating a replacement Target (a “Replacement Notice”) to the Gatekeeper with respect to such Target in accordance with Section 3.2.2. If Flame does not receive an Unavailability Notice with respect to the proposed replacement Target [***], it shall become the Selected Target, and the Target that was replaced shall cease to be a Selected Target. For clarity, following the replacement of the Selected Target pursuant to this Section 3.2.3 (such replaced Selected Target, thereafter a “Rejected Target”), any Additional Bispecific Antibody (a “Rejected Antibody”) or Additional Product (a “Rejected Antibody Product”) Developed under Research Program 2 with respect to such Rejected Target shall thereafter cease to be Additional Bispecific Antibodies or Additional Products, as applicable, and Flame shall have no further rights or interest in any Know-How that is conceived, generated or otherwise Developed by NovaRock in the course of performing Research Program 2 solely related to such Rejected Antibody or Rejected Antibody Product, including any Patents or other intellectual property rights therein.

3.3. Research Plans. The Parties, through the JRC, shall develop and approve a written Development plan and budget for each Research Program in accordance with Section 3.5 (each, a “Research Plan”).

3.4. NovaRock Obligations. For Research Program 2, during the applicable Research Term, NovaRock shall use Commercially Reasonable Efforts to characterize and identify at least one (1) Additional Bispecific Antibody Directed To the applicable Selected Target in accordance with the Research Plan for such Research Program. On a Research Program-by-Research Program basis, NovaRock [***] (“Research Activities”); (b) shall perform the Research Activities in compliance with all Applicable Law; and (c) may utilize the services of its Affiliates and Third Parties to perform those Research Activities assigned to it under the Research Plan; provided that NovaRock shall remain responsible for the performance of such Affiliates and Third Parties hereunder. [***].

3.5. Joint Research Committee.

3.5.1. Membership. [***], the Parties shall establish a joint research committee (“JRC”) to prepare the Research Plan for each Research Program and to coordinate and monitor the implementation of such Research Plan in accordance with the development budget set forth therein. Each Party shall designate two (2) representatives to serve as its JRC members. Each Party may replace any or all of its representatives on the JRC at any time upon written notice to the other Party. Such representatives shall be employees of the Parties who have the relevant experience and expertise to complete the activities assigned to the JRC.

3.5.2. Meetings and Decisions. [***], the JRC shall meet as frequently as the Parties deem appropriate but in any event not less than [***]. Definitive minutes of all JRC meetings shall be finalized [***] of the meeting to which the minutes pertain. Decisions of the JRC shall be made by consensus, with each Party having one (1) vote in all decisions provided that, subject to Section 3.5.3, Flame shall have the deciding vote in the event that the Parties fail to reach consensus regarding an issue related to clinical Development plans and/or the budgets for the Research Plans, and NovaRock shall have the deciding vote in the absence of consensus regarding any remaining issues relating to research and/or preclinical Development activities under the Research Plans; provided that NovaRock shall consider in good faith Flame’s input with respect to such activities.

3.5.3. Responsibilities. During the Research Term for a given Research Program, the JRC shall perform the following functions for such Research Program: (a) draft and approve the Research Plan [***] for such Research Program; (b) draft and approve any amendments to such Research Plan; (c) coordinate and monitor IND strategy for any Licensed Product or Additional Products Developed under such Research Program; (d) review the development reports for such Research Program submitted pursuant to Section 3.7; and (e) such other responsibilities as may be assigned to the JRC pursuant to the Agreement or as may be mutually agreed upon by the Parties. For the avoidance of doubt, the JRC shall not have the authority to: (i) make any decision that this Agreement provides is to be made by the Parties; (ii) [***]; (iii) [***]; (iv) make any determination regarding ownership of any Patents or Know-How or (v) amend, interpret, modify or waive the terms of, or determine a Party’s breach or satisfaction of its obligations under, this Agreement.

3.6. Development Funding for Research Programs. [***].

3.7. Research Program Reports. On a Research Program-by-Research Program basis, [***] during the applicable Research Term, NovaRock will submit a written [***]to Flame covering the Research Activities conducted by or on behalf of NovaRock or any of its Affiliates or Third Parties, with respect to each Research Program [***]. Each such report will include information sufficient to enable Flame to ascertain progress by NovaRock toward completing the Research Activities, including, where relevant, [***]. Without limiting the foregoing, upon completion of the Research Term for each of Research Program, NovaRock shall furnish to Flame a data and information package for such Research Program in a form mutually agreed by the Parties, [***].

3.8. Research Books and Records; Audit. NovaRock shall maintain complete and accurate records related to the Research Activities performed by NovaRock under a Research Program in accordance with this ARTICLE 3[***]. All such books, records, and accounts shall be retained by NovaRock until the later of: [***]. Upon Flame’s request, NovaRock shall provide copies of such records or such records shall be made available for Flame’s reasonable review, audit and inspection upon reasonable notice and with reasonable frequency. Audits and inspections may be conducted by Flame’s own personnel or retained consultant(s), subject to the confidentiality obligations set forth in this Agreement. [***]

3.9. Option for Additional Bispecific Antibodies. For Research Program 2, [***], Flame may elect to license the Additional Bispecific Antibodies by providing written notice to NovaRock of such election. Upon such election, the Additional Bispecific Antibody shall be automatically deemed a Licensed Antibody hereunder and any Additional Products shall be considered Licensed Products hereunder.

3.10. Exclusivity. [***]

3.11. Acquisition of Competing Programs. Notwithstanding Section 3.10, i£

(a)	[***]; or

(b)	[***].

ARTICLE 4.

DEVELOPMENT; MANUFACTURE; COMMERCIALIZATION

4.1. Development. Flame shall have the exclusive right (directly or indirectly through its Affiliates, Sublicensees or Third Party subcontractors) to Develop Licensed Products (including obtaining and maintaining Regulatory Approvals) in the Field in the Territory. As between the Parties, [***].

4.2. Development Reports.[***], Flame will submit a written annual report to NovaRock covering the Development activities conducted by or on behalf of Flame or any of its Affiliates, with respect to any Licensed Product(s) [***]. Each such report will include information sufficient to enable NovaRock to ascertain progress by Flame toward meeting this Agreement’s diligence requirements, including, where relevant, [***]; and (g) [***].

4.3. Regulatory Filings; Approvals; Right of Reference. As between the Parties, Flame shall be [***], in its discretion, for taking all actions and conducting all communications with each appropriate Regulatory Authority required by Applicable Law in respect of each Regulatory Filing in support of obtaining Regulatory Approval for Licensed Products in the Field in the Territory, and all Regulatory Approvals obtained, for the Licensed Products for any indication in in the Field in the Territory, including preparing and filing all reports (including adverse drug experience reports), amendments, supplements and other documents with such Regulatory Authority(ies) with respect to or as part of any BLA filing. As between the Parties, Flame shall be solely responsible for all adverse event reporting, including any aggregate and individual case safety reports with respect to all Licensed Products for all indications in the Field in the Territory. Flame shall perform or shall use Commercially Reasonable Efforts to require that its Third Party subcontractors perform, any such regulatory activities in good scientific manner and in compliance with Applicable Law. Upon Flame’s request, NovaRock shall provide copies of all Regulatory Filings and drug master files for the Licensed Products in the Field existing as of the Effective Date, filed or created by or on behalf of NovaRock during the Term, or that is otherwise owned or controlled by NovaRock during the Term. Each Party shall have the right of cross-reference to the other Party’s Regulatory Filings to the extent necessary or reasonably necessary to obtain Regulatory Approval for any Licensed Product in such Party’s respective territory. Each Party hereby grants to the other Party a right of reference to the Regulatory Filings and drug master files for the Licensed Products owned or controlled by such other Party as reasonably necessary to support (a) with respect to Flame, Flame’s Regulatory Filings and other regulatory activities with respect to the Licensed Products in the Field in the Territory hereunder and (b) with respect to NovaRock, NovaRock’s Regulatory Filings and other regulatory activities with respect to the Licensed Products outside the Territory. Each Party shall file any cross-reference letter, notices or authorizations with Regulatory Authorities that are necessary to effect the foregoing rights of reference, at the request and expense of the other Party.

4.4. Supply of Licensed Product. As between the Parties, Flame [***]. Flame shall be responsible for [***]. Notwithstanding the foregoing, NovaRock shall, at Flame’s request, [***]

pursuant to which NovaRock shall supply to Flame, directly or through a Third Party, NBL-015 and NBL-016.

4.5. Commercialization of Licensed Product in Territory. Flame shall have the exclusive right to implement (directly or indirectly through its Affiliates, Sublicensees or Third Party subcontractors), and final decision-making authority with respect to, Commercialization of Licensed Products in the Field in the Territory. As between the Parties, Flame [***]. After Flame’s receipt of Marketing Approval for a Licensed Product in a given country in the Territory, Flame shall use Commercially Reasonable Efforts in connection with Commercialization of such Licensed Product in such country, and shall conduct Commercialization activities in compliance with Applicable Law and use Commercially Reasonable Efforts to require that its Third Party subcontractors conduct any such Manufacturing and Commercialization activities in compliance with Applicable Law.

4.6. Commercialization Reports. With [***], Flame will submit a written annual report to NovaRock covering the status, material progress and results of Flame’s efforts with respect to Commercialization of Licensed Products in the Field in the Territory, including [***]. Such reports shall be made in a mutually agreeable format and such reporting obligation may be satisfied by Flame’s submission of a royalty report in accordance with Section 5.6.

4.7. Subcontracting and Performance by Affiliates.

4.7.1. Flame may use Third Party subcontractors to exercise its rights or perform any of its obligations under this Agreement without obtaining NovaRock’s prior written consent solely i£ (a) such subcontractor is required to comply with Applicable Law for the performance of the subcontracted Flame obligations; and (b) any agreement entered into by Flame with such subcontractor shall, at a minimum, provide for ownership and allocation of intellectual property rights, obligations of confidentiality and non-use of information, record-keeping, and access and rights to data that are consistent with the intent and terms of this Agreement. If the requirements of clauses (a) — (b) are not met, then Flame may subcontract solely by obtaining NovaRock’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding any delegation of obligations under this Agreement, Flame shall remain primarily liable and responsible for the performance of all of its obligations hereunder.

4.7.2. Each Party may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates without prior written consent of the other Party; provided, however, that in any event each Party will remain primarily liable and responsible for the performance of all of its obligations hereunder. Accordingly, each Party acknowledges and agrees that a breach by any of its Affiliates under this Agreement shall be treated as a breach by such Party, and, in that circumstance, such Party expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed directly against such Party’s breaching Affiliate, for any obligation or performance under this Agreement.

4.8. Standards of Conduct. Flame shall perform, or shall ensure that its Affiliates, Sublicensees and Third Party subcontractors perform, all Development, Manufacturing and Commercialization activities regarding the Licensed Products in the Field in the Territory in a good scientific and ethical business manner and in compliance with the Applicable Law and the terms of this Agreement. NovaRock shall perform, or shall ensure that its Affiliates and Third Party subcontractors perform, all Development and Manufacturing activities hereunder in a good scientific and ethical business manner and in compliance with the Applicable Law and the terms of this Agreement.

ARTICLE 5.

FINANCIAL TERMS

5.1. Upfront Payment. [***].

5.2. Development Milestones Payments. [***].

Development Milestone	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***].

5.3. Commercial Milestone Payments. [***]

Milestone Event	Milestone Payment
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, [***].

5.4. Royalties. During the Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, Flame [***].

5.5. Royalty Reductions; Royalty Reports.

5.5.1. The royalty amounts payable with respect to Net Sales shall be [***].

5.5.2. If, [***]. Market share shall be based on the aggregate market in such country of such Licensed Product and the Biosimilar Product(s) based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA).

5.5.3. If Flame elects to enter into an agreement with a Third Party to obtain any license for Patents or Know-How that is owned or otherwise controlled by such Third Party and that is necessary to Develop, Manufacture or Commercialize a Licensed Product in the Field in the Territory (each such license, a “Required Third Party License”) and [***].

5.5.4. Notwithstanding the foregoing, in the event that the reductions in two (2) or more of the foregoing provisions of this Section 5.5 apply with respect to a Licensed Product in a given country [***], then the [***] (without giving effect to any such reductions applicable pursuant to this Section 5.5).

5.6. Within [***], such report shall be provided [***], Flame shall provide NovaRock with a report in a form reasonably acceptable to NovaRock containing the following information for the applicable [***]. Thereafter, NovaRock shall submit to Flame an invoice for the corresponding royalty payment, and

Flame’s receipt of any such invoice, Flame shall [***].

5.7. Payments Under Agreements. NovaRock shall [***]for the Development or Commercialization of the Licensed Products.

5.8. Payments. All payments due under this Agreement to a Party will be made by bank wire transfer in immediately available funds to an account designated by such Party. All payments will be made in U.S. dollars. In each country in the Territory where Net Sales have occurred in a currency other than U.S. dollars, such Net Sales will be converted to U.S. dollars at the end of the applicable Calendar Quarter. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars owed to NovaRock under this Agreement will be made using the applicable currency conversion rate as published in The Wall Street Journal, Eastern Edition, (a) for sales, on the last Business Day of the applicable Calendar Quarter for the Calendar Quarter in which the relevant sales were made; or (b) for calculations of all other payments payable under this Agreement, on the day the payment obligation accrued. In the event that the “applicable currency conversion rate” set forth in The Wall Street Journal, Eastern Edition, is discontinued or no longer available, then the Parties shall mutually agree upon an alternate currency conversion index to be used. If at any time legal restrictions within any country in the Territory prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by Flame of any royalties owed in respect of sales in such country is prevented, Flame shall make payment through any lawful means or methods that may be available as Flame shall reasonably determine. If royalties in any country in the Territory cannot be remitted [***], then Flame shall pay NovaRock in the local currency of such country by deposit of the relevant royalties in a bank account in such country designated by NovaRock.

5.9. Taxes.

5.9.1. The payments hereunder by a Party (the “Payor Party”) to the other Party (the “Payee Party”), [***], pursuant to this Agreement (“Payments”) shall [***]. If Applicable Law requires that taxes be withheld for payments under Article 4, the Payor Party may: (a) deduct those taxes from the remittable payment; and (b) pay the taxes to the proper taxing authority. Notwithstanding the foregoing, if the Payee Party is entitled (whether under any applicable tax treaty or otherwise under Applicable Law) to a reduction in the rate of, or the elimination of, withholding tax, it may deliver to the Payor Party or the appropriate taxing authority (with the assistance of the Commercially Reasonable Efforts of Payor Party and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payor Party of its obligation to withhold tax, and the Payor Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. If, in accordance with the foregoing, the Payor Party withholds any tax, the Payor Party shall send evidence of the obligation, together with proof of tax payment, to the Payee Party [***] following that tax payment to enable the Payee Party to support a claim (if permissible) for income tax credit in respect of any amount so withheld. The Payor Party shall cooperate with the Payee Party in claiming refunds of, reductions in or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 5.9.1 are reduced in amount to the fullest extent permitted by Applicable Law. If the Payor Party intends to withhold tax from any Payment, the Payor Party shall inform the Payee Party reasonably in advance of making such Payment to permit the Payee Party an opportunity to provide any forms or information or obtain any taxing authority approval as may be available to reduce or eliminate such withholding.

5.9.2. All Payments are exclusive of indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)). If any Indirect Taxes are chargeable in respect of any Payments, Flame shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by NovaRock in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by NovaRock, in the case of payment of Indirect Taxes to NovaRock. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Flame shall promptly inform NovaRock and shall cooperate with NovaRock to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

5.9.3. Upon NovaRock’s request, Flame shall provide a properly completed and duly executed applicable Internal Revenue Service Form W-8 to NovaRock or any other withholding tax form required in the Payor Party or Payee Party jurisdiction with respect to payments made hereunder. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Parties or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

5.9.4. Flame and NovaRock shall use Commercially Reasonable Efforts to reasonably cooperate with each other to minimize any adverse tax consequences with respect to payments made hereunder.

5.10. Books and Records; Audit.

5.10.1. Flame shall maintain, and shall require that its Affiliates and Sublicensees maintain, complete and accurate records in sufficient detail to permit NovaRock to confirm the accuracy of the calculation of royalties and milestones due under this Agreement, in each case, in a manner consistent with GAAP and this Agreement. All such books, records, and accounts shall be retained by Flame until the later of: [***]; and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Flame shall require that its Affiliates and Sublicensees provide to Flame a report detailing the Net Sales (including expenses) and calculations incurred or made by such Sublicensee for Flame to include in its royalty report delivered in accordance with Section 5.6.

5.10.2. Upon reasonable prior notice, [***], such records of Flame and its Affiliates shall be available during Flame’s and its Affiliates regular business hours for a period [***] to which they pertain for examination at the expense of NovaRock by an independent certified public accountant selected by NovaRock and reasonably acceptable to Flame, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by Flame pursuant to this Agreement. For each Sublicensee, Flame shall use reasonable efforts to obtain such audit rights for NovaRock or itself. If Flame obtains such audit rights for itself, it will promptly, as permitted by such Sublicensee, conduct an audit of the Sublicensee’s records upon NovaRock’s reasonable request and at NovaRock’s cost, and Flame will furnish to NovaRock a copy of the findings from such audit, to the extent permitted by such Sublicensee. No more than one audit of Flame, each Affiliate, and each Sublicensee shall be conducted under this Section 5.10.2 in any Calendar Year (except for cause); and Flame’s, its Affiliate’s and its Sublicensee’s records related to any given Calendar Year shall not be subject to audit pursuant to this Section 5.10.2 more than once (except for cause). Any such auditor shall not disclose Flame’s or its Affiliate’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Flame or the amount of payments due by Flame under this Agreement. [***].

5.10.3. In the event of a dispute with respect to any audit under Section 5.10.1, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute [***], the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by each Party’s certified public accountants or to such other independent Third Party as the Parties shall mutually agree and the decision of such independent Third Party selected in accordance with this Section 5.10.3 shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as such independent Third Party shall determine. Not later than [***] after such decision and in accordance with such decision, the Party that owes an amount to the other Party as determined in accordance with this Section 5.10.3, shall pay or reimburse the applicable amounts, in accordance with the last sentence of Section 5.10.1.

5.11. Late Payment. All payments due to a Party under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by the receiving Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue [***].

ARTICLE 6.

INTELLECTUAL PROPERTY

6.1. Ownership of IP.

6.1.1. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Patents, Know-How or other intellectual property rights that are owned by, or licensed or sublicensed to, such Party prior to or independent of this Agreement. Without limiting the foregoing, title to the NovaRock Patents and the NovaRock Know-How shall at all times remain vested in NovaRock and subject to the rights and licenses granted to Flame as expressly set forth in this Agreement.

6.1.2. The inventorship of any inventions (whether or not patentable), that are conceived during the Term, in the course of activities conducted pursuant to this Agreement by, or on behalf of, a Party, any of its Affiliates, or any of its or their respective Sublicensees, in each case, will be determined in accordance with the principles under U.S. patent law where ownership of any such inventions shall follow inventorship; provided, however, that, as between the Parties, the Parties shall jointly own all Patents, Know-How or other intellectual property rights that are conceived, generated or otherwise developed in the course of performing Research Program 2 pursuant to ARTICLE 3 (such jointly owned Patents are the “Joint Patents”); provided, further, notwithstanding the foregoing, with respect to Research Program 2, in the event that Flame elects to designate a replacement Selected Target pursuant to Section 3.2.3, NovaRock shall solely own all Patents, Know-How or other intellectual property rights that are conceived, generated or otherwise Developed by NovaRock in the course of performing Research Program 2 which solely relate to, claim or Cover any Rejected Target, Rejected Antibody or Rejected Antibody Product. The enforcement of NovaRock Patents by Flame shall not affect NovaRock’s ownership rights therein or its ability to collect the royalties and milestones due under ARTICLE 5 for the applicable Licensed Products.

6.2. Patent Prosecution.

6.2.1. As between the Parties, Flame shall have the first right to file, prosecute, and maintain [***]: (a) the Licensed Product Patents in NovaRock’s name, in each country in the Territory and (b) the Joint Patents in NovaRock’s and Flame’s names. At NovaRock’s request, Flame shall promptly furnish to NovaRock copies of all patents, patent applications, substantive patent office actions, and substantive responses that it receives or files in connection with the Licensed Product Patents and Joint Patents. In the case of such patent applications and responses, copies will be furnished to NovaRock as soon as possible after Flame’s receipt of the same; provided, that Flame shall use reasonable efforts to furnish such copies [***] before filing or mailing, as the case may be. NovaRock may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 6.2 and Flame shall consider in good faith NovaRock’s reasonable comments and suggestions related thereto; provided that the comments and suggestions are received at least [***] prior to the unextended due date set by the examining authority for the response. However, nothing herein shall obligate Flame to adopt or follow such comments or suggestions. If necessary, NovaRock shall cooperate with Flame in the preparation, filing, prosecution and maintenance of any and all Licensed Product Patents and

Joint Patents that are the subject of this Section 6.2.1. Flame shall promptly provide notice to NovaRock as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any Licensed Product Patents in the Territory or the Joint Patents. In the event that Flame elects not to file for patent protection, or elects not to prosecute or maintain a patent or patent application under, the Licensed Product Patents or Joint Patents described in this Section 6.2.1 in a particular country, Flame shall notify NovaRock of such decision as soon as possible [***] prior to the final deadline for any pending action or response that may be due with respect to such Licensed Product Patent or Joint Patent with the applicable patent authority. In the event NovaRock provides written notice expressing its interest in prosecuting and maintaining such patent or patent application, Flame shall cooperate with NovaRock to permit NovaRock to file, prosecute, and maintain such patent or patent application, [***]; provided that the provisions of the second, third and fourth sentences of this Section 6.2.1 shall apply to such prosecution efforts by NovaRock, with all references in such sentences to Flame being deemed references to NovaRock and all references in such sentences to NovaRock being deemed references to Flame.

6.2.2. As between the Parties, NovaRock shall have the first right to file, prosecute, and maintain at NovaRock’s sole expense all NovaRock Patents that have a claim that Covers a Licensed Antibody or a Licensed Product, but which are not Licensed Product Patents (“Multi-Product Patents”). In the case of a patent application for a Multi-Product Patent that includes a claim under examination which Covers a Licensed Antibody or a Licensed Product, copies of substantive patent office actions will be furnished to Flame as soon as possible after NovaRock’s receipt of the same; and NovaRock shall use reasonable efforts to furnish to Flame copies of responses [***]. Flame may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 6.2.2 and NovaRock shall consider in good faith Flame’s reasonable comments and suggestions related thereto; provided that the comments and suggestions are received [***] to the unextended due date set by the examining authority for the response. However, nothing herein shall obligate NovaRock to adopt or follow such comments or suggestions. If necessary, Flame shall cooperate with NovaRock in the preparation, filing, prosecution and maintenance of any and all Multi-Product Patents that are the subject of this Section 6.2.2. NovaRock shall promptly provide notice to Flame as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any Multi-Product Patents. In the event that NovaRock elects not to file for patent protection, or elects not to prosecute or maintain a patent or patent application under, the Multi-Product Patents described in this Section 6.2.2 in a particular country, NovaRock shall notify Flame of such decision [***] to the final deadline for any pending action or response that may be due with respect to such Multi-Product Patent with the applicable patent authority. In the event Flame provides written notice expressing its interest in prosecuting and maintaining such patent or patent application, NovaRock shall cooperate with Flame to permit Flame to file, prosecute, and maintain such patent or patent application, [***]; provided that the provisions of the second, third and fourth sentences of this Section 6.2.2 shall apply to such prosecution efforts by Flame, with all references in such sentences to Flame being deemed references to NovaRock and all references in such sentences to NovaRock being deemed references to Flame.

6.3. Enforcement of Patents.

6.3.1. Each Party shall give the other Party notice, promptly after becoming aware, of any infringement of NovaRock Patents where such infringement concerns the Development, Commercialization, manufacture, importation, use, offer for sale or sale of a Licensed Product in the Field in the Territory or any infringement of the Joint Patents (each, a “Licensed Product Infringement”).

6.3.2. As between the Parties, (a) Flame shall have the first right (but not the obligation) to initiate and prosecute any legal action at its sole expense with respect to a Licensed Product Infringement for infringement of a Licensed Product Patent or Joint Patent, and to also control the defense of any declaratory judgment action relating to such Licensed Product Infringement; and (b) NovaRock shall have the first right (but not the obligation) to initiate and prosecute any legal action at its sole expense with respect to a Licensed product Infringement for infringement of a Multi-Product Patent, and to also control the defense of any declaratory judgment action relating to such Licensed Product Infringement (each such action under this Section 6.3.2, an “Enforcement Action”).

6.3.3. For any Enforcement Action, the other Party will provide reasonable cooperation and will provide the controlling Party with any information or assistance that the controlling Party may reasonably request, at the expense of the controlling Party (including joining as a party plaintiff to the extent necessary to bring or maintain such action). The controlling Party shall keep the other Party informed of developments in any such action or proceeding as such may relate to Commercialization, including, to the extent permissible by Applicable Law, the status of any settlement negotiations.

6.3.4. If a Party provides notice of Licensed Product Infringement to the controlling Party who has the right to initiate and prosecute an Enforcement Action for such Licensed Product Infringement under Section 6.3.2, and the controlling Party elects not to commence an Enforcement Action [***], the other Party (as applicable) may thereafter bring suit against the Third Party infringer for such Licensed Product Infringement.

6.3.5. Any recovery obtained in connection with or as a result of any action to terminate any Licensed Product Infringement contemplated by this Section 6.3, whether by settlement or otherwise, shall be applied first in satisfaction of any costs and expenses incurred by the Parties in connection with the action. The balance, if any remaining after the Parties have been compensated for such costs and expenses shall be allocated between the Parties with any recovery of ordinary damages based upon Licensed Product Infringement (whether awarded on a lost sales or lost profits basis) shared in the ratio of 75:25, the controlling Party: the other Party, and any recovery of special or punitive damages shared equally by the Parties.

6.4. Defense of Infringement Actions; Third Party Licenses.

6.4.1. Each Party shall bring to the attention of the other Party, as soon as practicable and in no event in a timeframe that would be prejudicial to the matter, all information regarding potential infringement or misappropriation of Third Party Patent Rights or Know-How as a result of the Development, Manufacture, or Commercialization of Licensed Product in the Territory. The Parties shall discuss such information and decide how to handle such matter.

6.4.2. If any notice of infringement or misappropriation is received by, or a suit is initiated against, Flame or NovaRock by a Third Party concerning the Development, Manufacture or Commercialization of Licensed Product in the Territory, the Parties shall consult in good faith regarding the best response before either Party responds to the Third Party, provided that Flame shall have final decision making authority with respect to any action initiated against Flame. The Parties will share equally the out-of-pocket costs and expenses of matters arising pursuant to this Section 6.4.2, including but not limited to counsel fees, court costs and expert witness fees, provided that the allocation of costs in respect of a license shall be addressed pursuant to Section 6.4.3.

6.4.3. If, as a result of the discussion contemplated by Section 6.4.2, Flame elects to enter into a license then the amounts (if any) payable to a Third Party shall be addressed in accordance with Section 5.5.3.

6.4.4. If, as a result of the discussion contemplated by Section 6.4.2, Flame determines that it is appropriate to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, re-examination or other attack upon the validity, title or enforceability of a patent owned or controlled by a Third Party based on its’ potential adverse impact on the patent freedom-to-operate with respect to the Commercialization of a Licensed Product in the Field in the Territory, then Flame shall control such action and shall be responsible for the costs of such action. Flame shall keep NovaRock reasonable informed with respect to all such proceedings, including by providing NovaRock with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings in response to any action initiated against NovaRock. NovaRock may itself or through its counsel offer comments and suggestions with respect to the matters that are the subject of this Section 6.4.4 and Flame shall consider such comments and suggestions in good faith.

6.4.5. This Section 6.4 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

ARTICLE 7.

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

7.1.1. It is duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

7.1.2. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

7.1.3. The execution, delivery, and performance of this Agreement by such Party has been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, or violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

7.1.4. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements.

7.1.5. Such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.2. Additional Representations, Warranties and Covenants of Flame.

7.2.1. Flame hereby represents and warrants to NovaRock, as of the Effective Date, that there is no pending litigation, or to the knowledge of Flame threatened litigation, that alleges that Flame has infringed or misappropriated any intellectual property rights of any Third Party in a manner that would adversely affect Flame’s performance under this Agreement.

7.2.2. Neither Flame nor any of its Affiliates, or its or their Sublicensees, shall have rights under the NovaRock Technology to exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to Flame under this Agreement.

7.2.3. During the Term, Flame shall notify NovaRock immediately if it, its Affiliates, any of its or their Sublicensees, or any party acting on its or their behalf in connection with the Development, Manufacture or Commercialization of any Licensed Antibody or Licensed Product becomes debarred, receives notice of action for its debarment, is convicted of any crime or engaged in any conduct that could reasonably be expected to result in debarment or exclusion under 21 U.S.C. § 355a or any similar Applicable Law.

7.3. Representations, Warranties and Covenants of NovaRock.

7.3.1. NovaRock hereby represents and warrants to Flame, as of the Effective Date, that:

There is no pending litigation, or, to the actual knowledge of NovaRock, threatened litigation, that alleges that any Licensed Antibody or Licensed Product infringes, misappropriates, has infringed or misappropriated any intellectual property rights of any Third Party or otherwise alleges that NovaRock has infringed or misappropriated any intellectual property rights of any Third Party in a manner that would adversely affect NovaRock’s performance under this Agreement;

(ii)Other than the NovaRock Licensed Technology licensed to Flame hereunder, NovaRock and its Affiliates do not Control any other Patent or Know-How that is necessary for the Development, Manufacture, use, import, offer for sale or sale of Licensed Products;

(iii)NovaRock is the sole owner of the entire right, title and interest in and to all patents and patent applications within the NovaRock Patents, including the Existing Patents„ free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind;

(iv)Schedule 1.84 is an accurate listing by owner, inventor(s), serial number, filing date, country, and status of all NovaRock Patents as of the Effective Date;

(v)all applicable fees for the NovaRock Patents have been paid and all administrative procedures with Governmental Authorities have been completed for the NovaRock Patents such that the NovaRock Patents are subsisting and in good standing;

(vi)NovaRock and its Affiliates have not granted any rights or licenses under the NovaRock Patents or NovaRock Know-How to a Third Party that are in conflict or inconsistent with the exclusive license granted to Flame hereunder. Specifically, NovaRock represents and warrants that the rights in an antibody discovered by NovaRock against Claudinl 8.2, which is not NBL-015 or NBL-016, to an affiliate of [***] for antibody-drug conjugate development and commercialization does not conflict with the rights granted to Flame hereunder;

(vii)         NovaRock and its Affiliates have complied with all Applicable Law in conducting the Development of the Licensed Products;

(viii)        neither NovaRock, nor any of its Affiliates, officers or employees, has knowingly made a statement of a material fact, which is known to be untrue at the time of making such statement, to any Regulatory Authority with respect to the Licensed Products, or has knowingly failed to disclose a material fact, which is known to be material at the time, required to be disclosed to any Regulatory Authority with respect to the Licensed Products;

(ix)A Regulatory Authority has not, with respect to a Licensed Product, issued (a) a clinical hold or other order to NovaRock or its Affiliates to delay or suspend a proposed or ongoing clinical investigation; or (b) a recall, market withdrawal or other corrective action;

(x)NovaRock has the right to grant to Flame all of the licenses and other rights with respect to such NovaRock Licensed Technology granted to Flame under this Agreement;

(xi)NovaRock has provided to Flame a complete and accurate copy of the [***] Agreement and [***] Agreement, including all amendments thereto; and

(xii)          Neither NovaRock, its Affiliates, or any party acting on its or their behalf in connection with the Development of any Licensed Antibody or Licensed

Product has been convicted of any crime or engaged in any conduct that could reasonably be expected to result in debarment or exclusion under 21 U.S.C. § 355a or any similar Applicable Law.

7.3.2. During the Term, NovaRock and its Affiliates shall not license, assign, transfer, pledge, or otherwise encumber any intellectual property owned or Controlled by NovaRock in a manner that would impair the right or ability for NovaRock to perform its obligations or Flame to exercise its rights hereunder.

7.3.3. During the Term, NovaRock shall notify Flame immediately if it, its Affiliates, or any party acting on its or their behalf in connection with the Development, Manufacture or Commercialization of any Licensed Antibody or Licensed Product becomes debarred, receives notice of action for its debarment, is convicted of any crime or engaged in any conduct that could reasonably be expected to result in debarment or exclusion under 21 U.S.C. § 355a or any similar Applicable Law.

7.4. No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 8.

CONFIDENTIALITY

8.1. Nondisclosure. Each Party agrees that, during the Term and for a period of [***], a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall: (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary infoiination of similar kind and value and, in any event, using reasonable efforts; (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below; and (c) not use such Confidential Information for any purpose except as reasonably necessary to exercise its rights or fulfill its obligations under and in accordance with this Agreement (it being understood that this Section 8.1 shall not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in this Agreement, the obligations of confidentiality and non-use with respect to any Confidential Information that constitutes a trade secret under Applicable Law shall survive for so long as such Confidential Information remains as a trade secret under Applicable Law.

8.2. Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information to the extent that the Receiving Party can show by competent evidence that:

8.2.1. is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

8.2.2. is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

8.2.3. is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

8.2.4. is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;

8.2.5. is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without reference to or use of Confidential Information belonging to the Disclosing Party; or

8.2.6. is the subject of written permission to disclose provided by the Disclosing Party.

8.3. Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party, provided that any such disclosure shall be made only to the extent such disclosure is reasonably necessary to exercise its rights or fulfill its obligations hereunder, and in the following instances:

8.3.1. preparing and submitting Regulatory Filings and obtaining and maintaining Regulatory Approvals for Licensed Products as contemplated by this Agreement;

8.3.2. prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

8.3.3. complying with Applicable Law or court or administrative orders, including, subject to Section 8.3.7, disclosures required in connection with securities filings;

8.3.4. in communications with existing or bona fide prospective and actual acquirers, merger partners, lenders or investors, partners and advisors of the Receiving Party in connection with transactions or bona fide prospective transactions with the foregoing, in each case on a “need-to-know” basis and under appropriate confidentiality provisions substantially similar to those of this Agreement; and

8.3.5. to its Affiliates, employees, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfil its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this Article 8; provided, however, that, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to Section 8.3.4 or this Section 8.3.5 to treat such Confidential Information as required under this Article 8.

8.3.6. If and whenever any Confidential Information is disclosed in accordance with this Section 8.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3.3, as applicable, it will, except where impracticable or prohibited by Applicable Law, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure. Each Receiving Party shall notify the Disclosing Party promptly on discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by the Receiving Party or any of its Affiliates, agents or representatives.

8.3.7. If a Party is required by Applicable Law to make a securities filing relating to the execution of this Agreement with the appropriate governmental authorities (including the U.S. Securities and Exchange Commission, and any securities exchange on which securities of such Party are listed), then the Party under such requirement shall prepare a draft of such securities filing for review and comment by the other Party. If such securities filing includes the disclosure of this Agreement and its terms, the Party under such disclosure obligation shall include a confidential treatment request and a proposed redacted version of this Agreement as part of such draft. Such draft securities filing will, where practicable, be provided to the other Party reasonably in advance of the deadline for such securities filing, and the other Party agrees to [***]after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request (incorporating the reviewing Party’s reasonable input) within the timelines proscribed by the regulations of applicable governmental authorities or securities exchange. The Party seeking such disclosure shall use Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the applicable Governmental Authority or securities exchange as represented by the redacted version reviewed by the other Party and incorporating such Party’s reasonable input.

8.4. Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties subject to the provisions of Section 8.3, Section 8.5 and Section 8.8.

8.5. Publicity. The Parties have agreed in principle to release an initial press release to announce the execution of this Agreement, which shall be in a form mutually agreed upon by the Parties before release. After release of such initial press releases, each Party agrees not to issue any other press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 8.5 without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

8.6. Publications. Flame shall be free to make any publication or communication with respect to any Licensed Antibody or Licensed Product in the Territory; provided that prior to publishing or disclosing any NovaRock Know-How within the NovaRock Licensed Technology or any other Confidential Information of NovaRock, Flame shall provide to NovaRock drafts of proposed abstracts, manuscripts or summaries of presentations. NovaRock shall respond promptly and in any event [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Upon request of NovaRock, Flame shall delete from any proposed publication any Confidential Information of NovaRock or any of its Affiliates, licensees or sublicensees, or delay the submission of the publication a [***] to permit filings for Patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of NovaRock.

8.7. Use of Name. Except to the extent required under Applicable Law, neither Party shall use the name, insignia, symbol, trademark, trade name or logotype or any variation, adaptation or abbreviation thereof, of the other Party or its Affiliates, its directors, officers, employees or agents in any promotional material or other public announcement or disclosure with respect to this Agreement without the prior written consent of the other Party.

8.8. Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

ARTICLE 9.

INDEMNIFICATION AND INSURANCE

9.1. Indemnification by NovaRock. NovaRock hereby agrees to defend, indemnify and hold harmless Flame and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Flame Indemnitee”) from and against any and all liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any Flame Indemnitee may become subject as a result of any claim, suit, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the breach by NovaRock of any warranty, representation, covenant or agreement made by NovaRock in this Agreement; (b) the gross negligence or willful misconduct of NovaRock Indemnitees; or (c) Development, Manufacture, Commercialization, Use or other distribution of Licensed Product outside the Field or outside the Territory; in each case, except to the extent (a) Flame is responsible for indemnifying NovaRock for such Losses pursuant to Section 9.2(a), in which case each Party will indemnify the other to the extent of its respective liability for such Losses or (b) such Loss or Claim is the result of Flame’s breach of this Agreement, gross negligence or willful misconduct.

9.2. Indemnification by Flame. Flame hereby agrees to defend, indemnify and hold harmless NovaRock and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “NovaRock Indemnitee”) from and against any and all

Losses to which any NovaRock Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the breach by Flame of any warranty, representation, covenant or agreement made by Flame in this Agreement; (b) the gross negligence or willful misconduct of Flame Indemnitees or any Sublicensee; or (c) (i) the Development, Manufacture, Commercialization, use or other distribution of the Licensed Products by or on behalf of Flame or any of its Affiliates or Sublicensees (except if performed by NovaRock, its Affiliates or subcontractors) in the Field in the Territory, or (ii) the labeling, packaging, package insert, other materials or promotional claims with respect to any Licensed Product made by or on behalf of Flame, its Affiliates or Sublicensees in the Field in the Territory; in each case, except to the extent (a) NovaRock is responsible for indemnifying Flame for such Losses pursuant to Section 9.1, in which case each Party will indemnify the other to the extent of its respective liability for such Losses or (b) such Loss or Claim is the result of NovaRock’s breach of this Agreement, gross negligence or willful misconduct.

9.3. Indemnification Procedures.

9.3.1. Promptly after a Flame Indemnitee or a NovaRock Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Section 9.1 or Section 9.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate actual prejudice due to the delay or lack of notice.

9.3.2. Upon receipt of notice under this Section 9.3 from the Indemnitee, the Indemnifying Party will have the right to defend or settle, at its own expense and by counsel (reasonably satisfactory to Indemnitee) such Claim. The Indemnifying Party will promptly (and in any event not more than [***] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 9 and of its intention either to settle or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party shall have the right to control the defense and is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable out of pocket Third Party expenses related to its investigation and cooperation, except as otherwise provided in the next sentence. As to all Claims as to which the Indemnifying Party has assumed control under this Section 9.3.2, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by the Indemnifying Party) at its own expense; provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such Claim, in which case the Indemnifying Party shall pay the fees and expenses of one (1) law firm serving as counsel for the Indemnitee in relation to such Claim.

9.3.3. The Indemnitee shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

9.3.4. If an Indemnifying Party assumes the defense of a Claim, no settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnitee’s consent shall not be required of a settlement where: (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (c) the Indemnitee’s rights under this Agreement are not adversely affected; and (d) there is a full release of the Indemnitee from such Claim. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 9. It is understood that only Flame and NovaRock may claim indemnification under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity under this Agreement.

9.4. Insurance. Each Party, at its own expense, shall maintain comprehensive general liability, product liability and other appropriate insurance for the activities such Party undertakes pursuant to this Agreement, from reputable and financially secure insurance carriers in a form and at levels consistent with sound business practice and adequate in light of its obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Such insurance will not create a limit to a Party’s liability with respect to its indemnification obligations under this Article 9 or otherwise. This Section 9.4 will survive expiration or termination of this Agreement for the period of [***]. Each Party shall provide the other Party with prompt written notice of any cancellation, non-renewal or material change in such insurance that could materially adversely affect the rights of the other Party hereunder and shall provide such notice within [***] after any such cancellation, non-renewal or material change.

9.5. Limitation of Liability. EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 9, AND ANY BREACH OF ARTICLE 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES) IN CONNECTION WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SUCH LOSS OF GOOD WILL, LOST REVENUE OR LOST PROFITS, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 10.

TERM AND TERMINATION

10.1. Term. Unless earlier terminated in accordance with this Article 10 this Agreement shall commence on the Effective Date and shall continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until expiration of the Royalty Term or otherwise terminated pursuant to this Article 10 (such period of time as this Agreement is in effect, the “Term”). Following the expiration of the Term, the license rights granted shall become fully paid, perpetual and irrevocable.

10.2. Termination for Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product or Research Program-by-Research Program basis, in the event the other Party (the “Breaching Party”) commits a material breach of this Agreement, and such material breach (excluding breaches of payment obligations) has not been cured [***] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The Cure Period shall be [***] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party for breaches of payment obligations. The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 10.2 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not reasonably susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if, and for so long as, the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, delayed or conditioned), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party. Notwithstanding anything herein to the contrary, in the event that Flame’s material breach of this Agreement relates primarily to one or more Licensed Products or Research Programs, NovaRock shall be permitted to terminate this Agreement pursuant to this Section 10.2 solely with respect to such Licensed Product(s) or Research Program. The right of either Party to terminate this Agreement as provided in this Section 10.2 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement. In the event the Breaching Party disputes such material breach within the Cure Period in good faith, the Parties shall resolve the dispute in accordance with the dispute resolution process set forth in ARTICLE 11 and the Cure Period shall be tolled until such final determination is reached.

10.3. Termination without Cause. The Parties may terminate this Agreement at any time by mutual written agreement upon [***] prior written notice. Flame shall have the right to terminate this Agreement, in its entirety or with respect to one or more Licensed Products or Research Programs, without cause upon [***] prior written notice to NovaRock.

10.4. Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than [***]. All rights and licenses granted under or pursuant to this Agreement by each party to the other Party, as applicable, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, upon the occurrence of a Bankruptcy Event with respect to a Party, each Party shall have the right to retain and enforce their rights under this Agreement.

10.5. Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event of termination of this Agreement by either Party:

10.5.1. Without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination, all rights and licenses granted herein with respect to the terminated Licensed Product(s) shall terminate; provided that such licenses shall continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and on a schedule mutually agreed by the Parties;

10.5.2. All payment obligations hereunder with respect to any terminated Licensed Product(s) shall terminate, other than those that are accrued and unpaid as of the effective date of such termination; and

10.5.3. each Receiving Party shall, in accordance with the Disclosing Party’s request, either return to the Disclosing Party or certify in writing to the Disclosing Party that it has destroyed all documents and other tangible items containing the Confidential Information of the Disclosing Party; provided, that a Receiving Party shall be permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder and as otherwise required to comply with Applicable Law or such Party’s bona fide document retention policy or to exercise such Party’s surviving rights hereunder.

For clarity, a termination of this Agreement in its entirety shall be deemed a termination with respect to all Licensed Products.

10.6. Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any Liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 11, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained against the other Party in a final determination under Section 11.3, against any amounts otherwise due to such other Party under this Agreement.

10.7. Survival. In the event of the expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Articles 1, 8 (for the period set forth therein), 9, and 11; and Sections 3.8 (for the period set forth therein), 5.4 — 5.5 (with respect to any payment obligations accrued prior to the effective date of termination or during any wind-down period pursuant to Section 10.5), 5.10 (for the period set forth therein), 5.11 (with respect to any payment obligations accrued prior to the effective date of termination or during any wind-down period pursuant to Section 10.5), 6.1, 7.4, 10.5-10.7, 12.1, 12.2, 12.3, 12.5, 12.6, 12.8, and 12.1012.17.

ARTICLE 11.

DISPUTE RESOLUTION

11.1. Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 11 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute”, and collectively, the “Disputes”) that is not resolved through good faith negotiation between the Parties.

11.2. Resolution by Executive Officers. Except as otherwise provided in this Section 11.2, in the event of any Dispute regarding the construction or interpretation of this Agreement, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to a senior executive officer (or his/her delegate) of the other Party for attempted resolution by good faith negotiation within [***] after such notice is received. Each Party may, in its sole discretion, seek resolution of any Dispute that is not resolved under this Section 11.2; provided that as between the Parties any Dispute regarding the scope, construction, validity, and enforceability of any patent or trademark relating to a Licensed Product that is the subject of this Agreement (“IP Dispute”) shall be determined in a court in accordance with Section 12.2 under applicable Federal patent or trademark laws.

11.3. Arbitration.

11.3.1. Any unresolved Dispute that is not an IP Dispute and which was subject to Section 11.2, shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and otherwise as set forth in this Section 11.3, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

11.3.2. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement after the provisions of Section 11.2 have been exhausted, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

11.3.3. Within [***] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution; provided, that such issues have been subject to Section 11.2 and relate directly to the matter that is the subject of the applicable Arbitration Request.

11.3.4. The arbitration shall be conducted by one arbitrator selected in accordance with the AAA Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes as modified below, unless the matter in dispute has a value of [***] and either Party wishes to have the arbitration conducted by a panel of three (3) arbitrators. The arbitrator(s) shall be experienced in the subject matter of the Arbitration Request as it applies to the biotechnology or pharmaceutical business. The Parties shall cooperate to attempt to select the arbitrator(s) by agreement [***] of the initiation of arbitration. If agreement cannot be reached within such [***], then that AAA will submit a list of twenty (20) qualified arbitrators from which each Party shall strike unacceptable entries; provided that each Party shall not strike more than thirty-five percent (35%) of the names without cause, and rank the remaining names. The AAA shall appoint the arbitrator(s) with the highest combined ranking(s). If these procedures fail to result in selection of the required number of arbitrators, the AAA shall appoint the arbitrator(s), allowing each side challenges for cause. The arbitration shall be held in New York City and all proceedings and communications shall be conducted in English. The Parties shall each use their best efforts to have the arbitration hearing held as soon as practicable and in any event within [***] after the selection of the arbitrator(s). At least [***] prior to the arbitration hearing, each Party shall submit to the other Party and the arbitrator(s) a copy of all exhibits on which such Party intends to rely at the hearing, a pre-hearing brief (up to twenty (20) pages), and a proposed ruling (up to five (5) pages). The proposed ruling shall be limited to proposed rulings and remedies on each issue and shall contain no argument on or analysis of the facts or issues. Within [***] after close of the hearing, each Party may submit a post-hearing brief (up to five (5) pages) to the arbitrator(s).

11.3.5. Either Party may apply first to the arbitrator(s) for interim injunctive relief until the arbitration decision is rendered or the arbitration matter is otherwise resolved; provided, that if such Party determines that such injunctive relief cannot be awarded in a timeframe adequate to protect such Party’s interests, then a Party may, without waiving any right or remedy under this Agreement, seek from a court in accordance with Section 12.2 any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the arbitration matter pursuant to this Section 11.3. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of arbitration matters presented.

11.3.6. The Parties hereby agree that any disputed performance or suspended performance pending the resolution of an arbitration matter that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrators.

11.3.7. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), or the fees and costs of the arbitrators.

11.3.8. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

11.3.9. By agreeing to this binding arbitration provision, the Parties understand that with respect to Disputes that are not IP Disputes, they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

11.4. Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

11.5. Tolling. During the pendency of any Dispute resolution proceeding between the Parties under this Article 11, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Article 11, shall be tolled until the final outcome of such Dispute has been established. Any undisputed payment obligations (including undisputed portions of a payment obligation that is subject to a proceeding under this Article 11) shall not be tolled during such Dispute.

11.6. Confidentiality. Any and all activities conducted under this Article 11, including any and all proceedings and decisions hereunder, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8.

11.7. WAIVER OF RIGHT TO JURY TRIAL. IN CONNECTION WITH THE PARTIES’ RIGHTS UNDER THIS ARTICLE 11, EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

ARTICLE 12.

MISCELLANEOUS

12.1. Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by electronic transmission (with transmission confirmed) or by an internationally recognized overnight delivery service that maintains records of delivery, addressed to a Party at its respective address specified in this Section 12.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.1. Such notice shall be deemed to have been given as of the date delivered by hand or electronically transmitted (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by electronic transmission shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 12.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Flame:

Flame Biosciences, Inc.
280 Union Square Drive
New Hope, PA 18938
Attention:

If to NovaRock:

NovaRock Biotherapeutics Ltd.

801 Charles Ewing Blvd.

Ewing, NJ 08628, USA

Attention: [***]

12.2. Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would result in the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement. Each Party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and (b) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of New York, New York, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party waives personal service of any summons, complaint or other process in connection with such action and agree that service may be made by any means permitted or prescribed in this Agreement for delivery of notices or by any means permitted by Applicable Law. Nothing contained in this Section 12.2 is intended to limit the applicability of Article 11. In the event of any conflict between the provisions of this Section 12.2 and the provisions of Article 11, the provisions of Article 11 shall control.

12.3. Designation of Affiliates. Each Party may discharge any obligation and exercise any right hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.4. Export Controls. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.5. Relationship of the Parties. It is expressly agreed that NovaRock, on the one hand, and Flame, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes. Neither NovaRock nor Flame shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be at the expense of such Party.

12.6. Third Party Beneficiaries. Except as set forth in Section 9.1 or Section 9.2, as applicable, Agreement shall not confer any benefits on any Third Parties and no Third Party may enforce any term of this Agreement.

12.7. Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than [***], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

12.8. Assignment. Neither Party may assign this Agreement, or any rights or obligations hereunder without the prior written consent of the other Party, not to be unreasonably withheld or delayed; provided that either Party may assign this Agreement without the other Party’s consent (a) to an Affiliate; or (b) to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.8 shall be null, void and of no legal effect.

12.9. Application to Affiliates. The rights to Know-How or Patents: (a) controlled by a Third Party permitted assignee of a Party that were controlled by such assignee (and not such Party) immediately prior to such assignment of this Agreement under Section 12.8(b) hereunder (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (b) Controlled by an Affiliate of a Party that becomes an Affiliate through any Change of Control of such Party, that were Controlled by such Affiliate (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Affiliate), in each case ((a) and (b)) shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement; provided that such Know-How or Patents shall be so excluded only for so long as and to the extent they are not utilized by the such Thirty Party assignee or Affiliate in conducting activities pursuant to this Agreement or with respect to the Licensed Products following such assignment or Change of Control, as applicable.

12.10. Severability. Many one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision(s) shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.11. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.12. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

12.13. Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.14. Construction. In this Agreement: (a) the word “including” or any similar expression shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) the word “will” will be construed to have the same meaning and effect as the word “shall,”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) the words “herein,” “hereof’ and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (I) all references herein to sections, attachments, appendices, exhibits or the like will be construed to refer to sections, attachments, appendices, exhibits or the like of this Agreement, and references to this Agreement include all attachments, appendices, exhibits or the like attached hereto; (g) references to any Applicable Law, or any article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor Applicable Law thereof and any regulations promulgated pursuant to such Applicable Law; (h) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; and (i) the terms “dollars”, “Dollars” and “$” mean U.S. Dollars. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.

12.15. Entire Agreement. This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement by and between the Parties dated June 9, 2021 (“Prior CDA”). The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement dated June 9, 2021. All confidential or proprietary information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information for purposes of this Agreement and shall be subject to the terms of this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and either any Schedule to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise express stated to the contrary in such Schedule or ancillary agreement, the terms contained in this Agreement shall control.

12.16. Expenses. Except as otherwise provided in this Agreement, each Party (and, if applicable, any of its respective Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions contemplated hereby and its performance of this Agreement.

12.17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

[Signature Page to Strategic Partnership and License Agreement]

Schedule 1.77
NBL-016

NBL-016 is a tetravalent antibody that consists of a human IgG component binding to claudin18.2 and two stabilized ScFv chains against human CD137 at the C-terminus of each heavy chain. The Fc is silenced for Fc-mediated effector functions.

Schedule 1.84

NovaRock Patents

1. WO2020/160560 Anti-Claudin 18 Antibodies and Methods of Uses Thereof, published August 6, 2020

Schedule 1.85

NovaRock Platform

NovaRock CD137 platform includes propriety molecules designed to effect T cell activation and killing in the tumor microenvironment, comprising components specifically targeting tumor associated antigens (TAA) and conditional agonistic anti-CD137 components.

Schedule 2.4

Data and Information Package

1. [***] CHO Cell Line and Vector, including as incorporated into NBL-015 or NBL-016 as licensed to NovaRock under the Non-Exclusive License Agreement by and between [***] and NovaRock, dated 13 May 2019 (“[***] Agreement”).

2. IND package and communications with FDA and ODD approval letters